Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 22, 2023, with respect to the financial statements of BNY Mellon Tax Managed Growth Fund, BNY Mellon Institutional S&P 500 Stock Index Fund and BNY Mellon Bond Market Index Fund, each a series of The BNY Mellon Investment Funds IV, Inc., as of October 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York February 22, 2024